Exhibit 99.1

Wako Logistics Group Reports Fiscal 2007 Third Quarter and Nine Months Results; Third Quarter Revenues up 109%-Year to Year Revenues up 74% to $116 Million

Chicago.—(PR Newswire)—November 23, 2007--Wako Logistics Group, Inc. ("WLG") (OTCBB:WKOL.OB), a global provider of integrated transport and logistics services, is pleased to report its financial results for the three and nine months ended September 30, 2007.

Third Quarter Results 2007 - Revenues reach $54.9 million

WLG reported that third quarter revenues increased by 109% to $54.9 million for the three months ended September 30, 2007, compared to revenues of $26.3 million in the same period of 2006. WLG's EBITDA (earnings before interest, taxes, depreciation and amortization) increased by 8.9% to $930,000 for the third quarter of 2007, compared to $854,000 for the same period last year. Net income is $201,000 for the third quarter of 2007 and compares to $403,000 for the same period in 2006. The decline in net income is primarily due to a provision for bad debts of $190,000 recorded by WLG's US operations and to higher charges for interest, depreciation and amortization, which, in the aggregate, grew by 127% in the third quarter of 2007 as compared to the same period last year. Increases in interest and amortization expense are primarily due to the two acquisitions completed in the third and fourth quarters of 2006, and to the acquisition of World Commerce Services, LLC ("WCS") completed by WLG at the end of July 2007.

Nine-Month Results 2007 -- Revenues exceed $116.1 million

For the nine months ended September 30, 2007, WLG reported revenues of $116.1 million compared to $66.9 million for the same period last year, for an increase of nearly 74%. WLG's net income increased by 271% to $561,000 for the first nine months of 2007 from $151,000 for the same period in 2006. WLG's EBITDA grew to $2.16 million for the nine months ended September 30, 2007, compared to an EBITDA of $1.14 million for the same period in 2006, representing a period-to-period increase of nearly 90%. The increase in EBITDA is attributable to the growth in the sea and air segments of WLG's business and to the two acquisitions completed in 2006 and to the purchase of WCS on July 31, 2007, which together added $377,000 to WLG's EBITDA. Aggregate interest, depreciation and amortization expense grew by 74% during the first nine months of 2007 compared to 2006, with substantially all of the increase being due to the acquisitions completed by WLG in 2006 and 2007.

Management Review and Outlook

Mr. Christopher Wood, WLG's Chief Executive Officer commented, "Our year-to-date financial results for the key metrics of revenue growth and EBITDA are up in 2007 by a healthy amount over last year. In achieving these results, we have grown our business both organically and by acquisitions. In addition, we have continued our efforts to integrate the two acquisitions completed in 2006 and the one acquired in July 2007 into our global operations.

In particular, we were very pleased to acquire WCS, a full service freight forwarding and logistics business in July 2007. With reported revenues of $80.4 million for calendar year 2006, and with the addition of WCS's offices in New York, Chicago, Los Angeles, San Francisco and Atlanta, we were able to upgrade our US profile and are now able to serve clients in key gateway cities in the US in which we lacked our own offices. To integrate the operations and offices of WCS with our existing US locations will require both management time and financial resources. However, once the integration is complete, we anticipate significant savings in the operating overheads in our US operations, and we also expect to realize greater synergies through the interaction of WCS with our offices outside the US. Most of WCS's freight business consists of imports from Asia, particularly China. Because of WCS's emphasis on China-sourced business, we see significant opportunities for greater utilization of our eight offices in China.”

Over the past 12 months, we have completed three acquisitions, and each one has added to WLG's ability to provide a wider range of services on a global scale to our customers. We remain committed to our business plan of seeking strategic acquisitions that have the immediate ability to add to the growth of WLG's revenues and profitability.

About Wako Logistics Group, Inc.

Wako Logistics Group Inc. is a non-asset based third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its subsidiaries and divisions. With more than three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and freight management services to customers throughout the world. Additional information is available at http://www.wakogroup.com/.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures; the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry; the size and resources of many of the Company's competitors; and the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services. Additional information with respect to these and other factors that could materially affect the Company is included in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-KSB and Form 10-Q filing for the quarter ended September 30, 2007.

Reconciliation of Non−GAAP Measure

WLG believes that net income applicable to common stock is the financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) that is most directly comparable to EBITDA. In addition, we also think that the presentation of EBITDA is relevant and useful because this metric is commonly used by the logistics industry, financial analysts and others in the financial community to evaluate our operating performance, as well as that of other companies in our industry.

The following tables reconciles EBITDA with net income applicable to common stock as derived from WLG’s Report on Form 10-Q for the three and nine months ended September 30, 2007, respectively:

Wako Logistics Group, Inc.

Reconciliation of Non-GAAP Measures

For the three months September 30,	2006	2007
	$('000)	$('000)

Net income applicable to common stock	380	178

Add back:

Dividends on preferred stock	23	23
Income taxes	225	217
Interest expense	91	199
Interest income	(6)	(11)
Depreciation	58	109
Amortization	83	215
Total add backs	474	752

EBITDA	$854	$930

Wako Logistics Group, Inc.

Reconciliation of Non-GAAP Measures

For the nine months September 30,	2006	2007
	$('000)	$('000)

Net income applicable to common stock	83	493

Add back:

Dividends on preferred stock	68	68
Income taxes	313	427
Interest expense	273	404
Interest income	(28)	(45)
Depreciation	178	270
Amortization	249	540
Total add backs	1,053	1,664

EBITDA	$1,136	$2,157

Contact:
Chris Wood
  chrisw@wakogroup.com